Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Guidewire Software, Inc.:

We consent to the use of our report dated September 26, 2013, with respect to the consolidated financial statements of Guidewire Software, Inc. as of July, 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2013, and the effectiveness of internal control over financial reporting as of July 31, 2013, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Santa Clara, California

October 21, 2013